Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

COPSYNC, INC.

FIRST: Article IV of the Amended and Restated Certificate of Incorporation of COPsync, Inc. is hereby amended by adding the following paragraph at the end thereof:

"At 12:01 A.M. on October 14, 2015 (the "Effective Time") pursuant to the General Corporation Law of the State of Delaware (the "DGCL") of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, each 50 shares of the Corporation's Common Stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time, shall automatically be reclassified, combined, and converted into one (1) validly issued, fully paid, and non-assessable share of Common Stock, par value $0.0001 per share, of the Corporation, without any action by any holder thereof; provided that no fractional share interests shall be issued as a result of the foregoing reclassification, combination, and conversion.  In lieu of issuing fractional shares, the Corporation will issue to any stockholder who otherwise would have been entitled to receive a fractional share as a result of the reverse stock split an additional share of Common Stock.

From and after the Effective Time certificates that, immediately prior to the Effective Time, represent shares of Common Stock that are held by any stockholder that holds shares of Common Stock immediately prior to the Effective Time shall thereafter represent the number of shares of Common Stock into which such shares shall have been reclassified, combined, and converted at the Effective Time pursuant to this Certificate of Amendment."

SECOND: That pursuant to resolution of the Board of Directors, the proposed amendment was approved by the requisite number of stockholders of the Corporation via written consent, dated July 7, 2015 in accordance with Sections 228 and 242 of the General Corporation Law of Delaware.

IN WITNESS WHEREOF, I have signed this Certificate on behalf of COPsync, Inc. this 14th day of September, 2015.

COPsync, Inc.

By: /s/ Barry Wilson
Name: Barry Wilson
Title: CFO